EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-232060, 333-225619, 333-244356 and 333-249977 on Form S-8 of our report dated March 12, 2021, relating to the consolidated financial statements of Potbelly Corporation and subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 27, 2020.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 12, 2021